Exhibit 10.43
SHAREHOLDER AGREEMENT

This Shareholder Agreement (this “Agreement”), effective as of February 17, 2023 (the “Effective Date”), is entered into by and between W.W. Grainger, Inc., a corporation incorporated under the laws of Illinois (“Grainger”), and MonotaRO Co., Ltd., a kabushiki kaisha incorporated under the laws of Japan (“MonotaRO”). Grainger and MonotaRO are referred to individually as a “Party” and, collectively, as the “Parties”.

WHEREAS, Grainger and MonotaRO have enjoyed a mutually beneficial relationship whereby MonotaRO has utilized Grainger’s global network, assets, experiences and management resources in its development and Grainger has derived technology and significant know-how from MonotaRO to grow the rest of the Endless Assortment segment through the Zoro business;

WHEREAS, Grainger was a founding shareholder of MonotaRO and, as of the date hereof, owns a majority of the shares of the common stock of MonotaRO (“Common Shares”); and

WHEREAS, both of the Parties recognize the mutual benefits of their relationship and desire to memorialize certain facets of that relationship.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1.Anti-Dilution. On or after the Effective Date, without Grainger’s prior written consent, MonotaRO shall not issue any Common Shares or other voting securities of MonotaRO, or rights or options to acquire, or other securities that by their terms settle or convert into, Common Shares or other voting securities of MonotaRO, including Common Shares to be issued from any form of equity-based compensation or upon the exercise of stock options (collectively, “Common Share Equivalents”), if such issuance would result in the Grainger Holding Ratio (as defined below) being 50% or less; provided, however, that Grainger’s prior written consent is not required if and to the extent that, simultaneously with such issuance, MonotaRO takes any countermeasure, including but not limited to the repurchase of Common Shares, that preserves the Grainger Holding Ratio at more than 50%. Notwithstanding the foregoing, subject to reasonable advance notice to MonotaRO, Grainger is not prohibited at any time from taking any actions that would result in the Grainger Holding Ratio falling to 50% or less in its sole discretion, through sale, assignment or other disposal of Common Shares indirectly held by it, or otherwise.

For purposes of this Agreement, (i) the “Fully-Diluted Shares” of MonotaRO at any particular time means the total number of Common Shares outstanding at such time (which number, for the avoidance of doubt, includes the number of Common Shares held by MonotaRO as treasury shares) less the number of any Common Shares held by MonotaRO as treasury shares plus the number of Common Shares underlying Common Share Equivalents issued and outstanding at such time and (ii) the “Grainger Holding Ratio” at any particular time means the number of Common Shares owned directly or indirectly by Grainger divided by the Fully Diluted Shares. For the avoidance of doubt, no Common Shares owned by (i) a director or employee of Grainger or any of its affiliates, or (ii) MonotaRO and any of its subsidiaries, or any of their directors or employees, shall be deemed to be owned by Grainger.
2.Board Representation. During the period from the Effective Date to the date of termination of this Agreement, Grainger shall have the right to designate one director of MonotaRO, or such greater number of directors as may be mutually agreed in writing between Grainger and MonotaRO.

3.Termination.

1)The Parties may terminate this Agreement by the written agreement of both Parties.

2)Prior to Grainger taking any action that would result in the Grainger Holding Ratio be reduced to 50% or less, Grainger will provide reasonable advance written notice to MonotaRO. This Agreement shall then terminate ninety (90) days following the completion of any action by Grainger that would result in reducing the Grainger Holding Ratio to 50% or less.

4.Governing law; Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of Japan. Any legal suit, action or proceeding arising out of or based upon this Agreement shall be submitted to the exclusive first instance jurisdiction of the Tokyo District Court.

5.Specific Performance. The Parties hereby acknowledge and agree that the failure of either Party to perform its agreements and covenants hereunder, including its failure to take all actions as are necessary on its part in accordance with the terms and conditions of this Agreement, will cause irreparable injury to the other Party, for which damages, even if available, will not be an adequate remedy. Accordingly, each Party hereby consents to the issuance of injunctive relief by any court of competent jurisdiction to compel performance of such Party’s obligations and to the granting by any court of the remedy of specific performance of its obligations hereunder, in addition to any other remedy.

6.Severability. If any term or provision of this Agreement is invalid, illegal, or unenforceable in any jurisdiction, such invalidity, illegality, or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction.

[Signature Pages Follow]

IN WITNESS WHEREOF, this Agreement is executed by the Parties as of the Effective Date.

W.W. GRAINGER, INC.

By: /s/ D.G. Macpherson
Name: D.G. Macpherson
Title: Chairman and Chief Executive Officer

[Signature Page to MonotaRO Shareholder Agreement]

MONOTARO CO., LTD.

By: /s/ Masaya Suzuki
Name: Masaya Suzuki
Title: President & Chief Executive Officer

[Signature Page to MonotaRO Shareholder Agreement]